Exhibit 5

October 24, 2018

Board of Directors

Moleculin Biotech, Inc.

5300 Memorial Drive

Suite 950

Houston TX 77007

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Moleculin Biotech, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale of up to 6,730,526 shares of common stock, par value $0.001 per share (the “Shares”), which may be offered for sale from time to time by the selling stockholder (the “Selling Stockholder”) identified in the Registration Statement. The Shares consist of: (i) 243,013 shares (the “Commitment Shares”) have been issued to the Selling Stockholder in a private placement prior to the date hereof, (ii) up to 121,507 additional commitment shares (the “Additional Commitment Shares”) that may be issued to the Selling Stockholder pursuant to an exemption from the registration provisions of the Securities Act from time to time by the Company pursuant to a purchase agreement dated as of October 4, 2018 (the “Purchase Agreement”), by and between the Company and the Selling Stockholder, and (iii) up to 6,366,006 shares (the “Agreement Shares”) that may be issued and sold to the Selling Stockholder pursuant to an exemption from the registration provisions of the Securities Act from time to time by the Company pursuant to the Purchase Agreement.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Purchase Agreement, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons. We have assumed (a) that, upon the issuance of the Additional Commitment Shares and the Agreement Shares, the total number of shares of common stock issued and outstanding and committed to be issued will not exceed the total number of shares of common stock that the Company is authorized to issue under its certificate of incorporation as it is then in effect, (b) that the proceeds from any sale of Agreement Shares are equal to at least the par value of those shares and any Additional Commitment Shares being issued in connection therewith, and (iii) that the Company’s Board of Directors or a duly authorized committee thereof has approved the specific issuance of the Agreement Shares.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that: (i) the Commitment Shares are validly issued, fully paid and non-assessable; (ii) the Additional Commitment Shares, when issued by the Company in accordance with the Purchase Agreement and duly registered in the name or on behalf of the Selling Stockholder, will be validly issued, fully paid and non-assessable and (iii) the Agreement Shares, when issued by the Company against payment therefor in accordance with the Purchase Agreement and duly registered in the name or on behalf of the Selling Stockholder, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement filed as of the date hereof and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SCHIFF HARDIN LLP

By: /s/ Cavas Pavri

Cavas Pavri